Exhibit 10.16

August 25, 2015

Randall Pollard

Dear Randall,

We are pleased to offer you the positions of Chief Accounting Officer and Interim Chief Financial Officer based at our corporate headquarters in Lake Forest, IL. The effective date of your promotion would be August 4, 2015.

As CAO and Interim CFO, you will report to Chief Executive Officer Raj Rai.

Your compensation and benefits would remain unchanged.  Your employment at Akorn would continue to be “at-will”, which means that either you or the Company may terminate employment at any time.

In consideration for your accepting the positions CAO and Interim CFO, Akorn does commit to the following severance: in the event of termination of your employment prior to August 3, 2016 without cause or due to change in control (that occurs within 60 days of August 3, 2016), you will be entitled to twelve (12) month’s severance at the base salary in effect at the time of your termination.  For purposes of this offer,  “without cause” means that the reason for termination is due to reasons other than significantly inadequate or deficient performance on your part, misuse or misappropriation of company assets, material violation of company policy or violation of legal statute relevant to your role and responsibilities of Akorn, or conduct detrimental to the company.  Eligibility for this severance benefit will be dependent upon execution of a Termination and Severance Agreement at the time of termination of employment.

The management team wishes you the best of luck in your new assignment.  Should you have any questions about this offer, please do not hesitate to contact me.

Indicate your acceptance of this opportunity and your understanding of the provisions outlined above by signing below and return to me.

Respectfully,

/s/ Raj Rai

Raj Rai
Chief Executive Officer

cc: Renee Wolf/Vice President, Human Resources

I accept this offer of employment and understand the terms and conditions outlined above.

/s/ Randall Pollard
Randall Pollard	Date